                                                                   Exhibit 10.61

                                                  EMPLOYMENT AGREEMENT (this
                                             "AGREEMENT") dated as of January 1,
                                             2004 (the "AGREEMENT DATE"),
                                             between PLIANT CORPORATION, a Utah
                                             corporation (the "COMPANY") and
                                             HAROLD BEVIS (the "EXECUTIVE").

          Each of the Company and its Subsidiaries is engaged in the business (the "BUSINESS") of producing and distributing polymer-based, value-added films and flexible packaging products for food, personal care, medical, agricultural, industrial and other applications.

          The Executive is, and prior to the Agreement Date has been, an employee and officer of the Company and as such has substantial experience that is valuable to the Business and the Company.

          The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth below.

     SECTION 1.  EMPLOYMENT.

          The Company hereby employs the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Agreement Date and ending on the Termination Date determined pursuant to Section 4(a) (the "EMPLOYMENT PERIOD").

     SECTION 2.  BASE SALARY AND BENEFITS.

          (a) During the Employment Period, the Executive's base salary shall be $650,000 per annum (the "BASE SALARY"), which salary shall be payable in such installments as is customary for senior executives of the Company, but not less frequently than monthly. In addition, during the Employment Period, (i) the Executive shall participate in all bonus and incentive plans or arrangements which may be provided by the Company from time to time to its senior executives, with award opportunities commensurate with Executive's position, duties and responsibilities, excluding the Management Incentive Plan, the Pliant 2000 Stock Incentive Plan, the Pliant 2002 Stock Incentive Plan and any other equity based incentive or compensation plans, but including the Pliant 2004 Restricted Stock Incentive Plan; (ii) the Executive shall be entitled to participate in all savings and retirement plans which may be provided by the Company from time to time to its senior executives; (iii) the Executive and the Executive's spouse and children shall be eligible to participate in, and receive all benefits under, welfare and insurance benefit plans which may be provided from time to time by the Company (including, without limitation, medical, prescription, dental, disability, individual life, group life, dependent life, accidental death and travel accident plans) to senior executives of the Company and their spouses and children generally, in accordance with the terms of such plans; (iv) the Executive shall be entitled to fringe benefits which may be provided by the Company from time to time in accordance with the most favorable fringe benefit plans made available to senior executives of the Company, generally; and (v) the Executive shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistance, which may be provided by the Company from time to time, in each case, in accordance with the most favorable policies applicable to senior executives of the Company generally. The Executive acknowledges that the current office, furnishings, appointments and secretarial and other assistance provided to him by the Company satisfies the requirements set forth in Section 2(a)(v). The Executive shall be entitled to take four weeks of paid vacation annually, or any greater amount of paid vacation to which he is entitled under the Company's vacation policy as in effect during the Employment Period. The Board shall conduct a review of, and may increase (but not decrease), the Executive's Base Salary on an annual or more frequent basis.

          (b)    In addition to the Base Salary and other benefits specified in
Section 2(a), the Company shall pay to the Executive a cash incentive bonus ("BONUS COMPENSATION") for each calendar year ending during the Employment Period. The amount of Bonus Compensation, if any, payable to the Executive shall be determined and calculated in accordance with SCHEDULE I attached hereto. Accrued Bonus Compensation for any calendar year shall be due and payable in no event later than ten Business Days following the Company's receipt from its public accountants of the audited consolidated financial statements of the Company for such calendar year. Notwithstanding the foregoing, if the Executive's employment with the Company is terminated for any reason, the Company will not pay the Executive any Bonus Compensation with respect to the calendar year in which the Executive's employment is terminated (other than pursuant to Section 5(a)(iii) and 5(b)(iv)) or for any calendar year ending thereafter.

          (c) The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (d) The Company shall deduct from any payments to be made by it to the Executive under this Agreement any amounts required to be withheld in respect of any Taxes.

          (e) Concurrently with the execution of this Agreement, the Company has established the Pliant 2004 Restricted Stock Incentive Plan, a copy of which is attached hereto as EXHIBIT A, which provides for the issuance to eligible employees of the Company of up to 720 shares of Series B Redeemable Preferred Stock (the "SERIES B PREFERRED STOCK") and the Company shall issue, and the Executive shall purchase 480 shares of Series B Preferred Stock pursuant to the Restricted Stock Agreement substantially in the form attached hereto as EXHIBIT B.

     SECTION 3.  POSITION AND DUTIES.

          (a) The Company employs the Executive as the President and Chief Executive Officer. His responsibilities and duties will be commensurate with the title of his position, and will include those duties and responsibilities normally performed by the Chief Executive Officer of a private corporation in the Business, including the management and direction of the affairs of the Company on a day to day basis and such other duties as the Board shall assign to the Executive from time to time. The Executive shall also have the non-exclusive authority to call and agenda items for meetings of the Board, so long as the Executive is a member of the Board and the Chief Executive Officer of the Company. All operations and staff personnel shall report directly to the Executive or through one or more officers designated by the Executive who shall report directly to the Executive. The Executive will report directly and exclusively to the Board. The Executive will perform his duties from the Schaumburg, Illinois location of the Company.

          (b) The Executive acknowledges and agrees to discharge his duties and otherwise act in a manner consistent with the best interests of the Company and its Subsidiaries. During the Employment Period, the Executive shall devote his best efforts, on a full-time basis, to the performance of his duties and responsibilities under this Agreement (except for vacations to which he is entitled pursuant to Section 2(a), illness or incapacity or other personal or personal investment activities that do not interfere with his full and timely performance of his duties and responsibilities under this Agreement). During the Employment Period, the Executive may, subject to Section 8, (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities, either individually or in the aggregate, do not materially conflict with the performance of the Executive's duties under this Agreement.

     SECTION 4.  TERMINATION.

          (a) TERMINATION DATE. The Executive's employment under this Agreement shall terminate upon the earliest to occur (the date of such occurrence being the "TERMINATION DATE") of (i) the fourth anniversary of the Agreement Date (an "EXPIRATION"), (ii) the effective date of the Executive's resignation (a "RESIGNATION"), (iii) the effective date of the Executive's Resignation for Good Reason, (iv) the Executive's death, (v) the Executive's Disability, (vi) the Executive's Retirement, (vii) the effective date of a termination of the Executive's employment for Cause by the Company (including by the Board) (a "TERMINATION FOR CAUSE"), and (viii) the effective date of a termination of the Executive's employment by the Company (including by the Board) for reasons that do not constitute Cause (a "TERMINATION WITHOUT CAUSE"). The effective date of the Executive's Resignation or the Executive's Retirement shall be as determined under Section 4(b); the effective date of a Resignation for Good Reason shall be as determined under Section 4(c); the effective date of the Executive's Disability shall be the date specified in a Notice of Termination delivered to the Executive by the Company; and the effective date of a Termination for Cause or a Termination Without Cause shall be the date specified in the Notice of Termination delivered to the Executive by the Company.

          (b) RESIGNATION OR RETIREMENT. The Executive shall give the Company and the Board at least ninety (90) days' prior written notice of a Resignation or Retirement, with the effective date of such Resignation or Retirement specified therein. The Board may, in its discretion, accelerate the effective date of a Resignation, but not of a Retirement.

          (c) RESIGNATION FOR GOOD REASON. Except for a Resignation for Good Reason effected pursuant to Section 18(e), the Executive will give the Company and the Board at least thirty (30) days' prior written notice of a Resignation for Good Reason. Such notice may be provided only after the Company shall fail to cure or remedy the events described in the definition of "Resignation for Good Reason" (other than in clause (e) thereof) during the Cure Period.

     SECTION 5.  EFFECT OF TERMINATION; SEVERANCE.

          (a) In the event of a Termination Without Cause or a Resignation for Good Reason, the Executive or his beneficiaries or estate shall receive the following:

                 (i) a lump sum payment of the unpaid portion of the Base Salary, computed on a PRO RATA basis to the Termination Date, payable on the Company's next payroll date;

                 (ii) the monthly portion of the Base Salary, payable each month for the period beginning on the Termination Date and ending on the second anniversary of the Termination Date; PROVIDED, HOWEVER, that in the event of a breach by the Executive of Sections 6, 7, 8 or 9 on or after the Termination Date, the provisions of Section 11 shall apply;

                 (iii) an amount equal to the Bonus Compensation that was paid or is payable to the Executive for the year preceding the calendar year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days of the then-current calendar year that elapse before the Termination Date, and the denominator of which is 365, payable in accordance with Section 2(b); PROVIDED HOWEVER, that in the event of a breach by the Executive of Sections 6, 7, 8 or 9 on or after the Termination Date, the provisions of Section 11 shall apply;

                 (iv) a lump sum reimbursement for any expenses for which the Executive shall not have been previously reimbursed, as provided in Section 2(c), payable on the next payroll date following the date on which such reimbursement expense request is submitted to the Company; and

                 (v) continued participation in the Company's comprehensive medical and dental plan for the period beginning on the Termination Date and ending on the second anniversary of the Termination Date, with the COBRA continuation coverage qualifying event, connected with the Executive's termination occurring when he loses coverage at the end of that two-year period. If it is unable to obtain the consent of its medical and/or dental plan insurer to provide coverage under this clause (v), the Company may instead pay the full premium cost of other medical and dental insurance that provides comparable coverage for the required two year period, and require the Executive to pay an amount equal to the then-current COBRA continuation premium for the period commencing on the second anniversary of the Termination Date during which

          (d) Notwithstanding any other term of this Agreement to the contrary, but subject to Section 11 hereof, upon termination of the Executive's employment for any reason, the Executive will in all events receive, when they would otherwise be then due and owing, any amounts he will have accrued and vested in under the Pliant 2004 Restricted Stock Incentive Plan, the Company's qualified and nonqualified retirement plans, all statutory rights to receive or purchase welfare benefits, reimbursement for unreimbursed expenses in accordance with the policies of the Company in effect as of the Termination Date, accrued vacation pay, and any other employee benefits owing to him as of the Termination Date, all as determined in accordance with the applicable terms of the plans themselves and the laws applicable to them. In addition, the Company shall continue (i) to indemnify the Executive for acts and omissions which occurred prior to the Termination Date, subject to and in accordance with the terms of the Company's organizational documents referred to in Section 15(b) as they are in effect on the Termination Date and (ii) to retain coverage for the Executive under the Company's directors and officers liability insurance policies as provided in Section 15(a).

          (e) If the Executive is employed as the President and Chief Executive Officer of the Company following an Expiration (such period, the "POST-EMPLOYMENT AGREEMENT Period") and no other event of termination of employment under this Agreement has occurred prior to such Expiration, the Executive shall be employed by the Company as an "at-will" employee during the Post-Employment Agreement Period. Accordingly, the Executive's employment may be terminated at any time during the Post-Employment Agreement Period, for any reason. If the Executive's employment with the Company is terminated by the Company at any time during the Post-Employment Agreement Period for reasons that constitute a Termination without Cause, the Executive or his beneficiaries or estate shall receive the monthly portion of the Base Salary, payable monthly, during the period beginning on the date his employment with the Company is terminated and ending on the first anniversary thereof; PROVIDED, HOWEVER, that in the event of a breach by the Executive of Sections 6, 7, 8 or 9, the provisions of Section 11 shall apply.

          (f) The Executive, so long as he is employed by the Company as President and Chief Executive Officer, regardless of whether or not this Agreement shall terminate or an Expiration shall occur, shall be elected to the Board and shall be a member of the Board pursuant and subject to Section 4.1(a)(iii) of the Stockholders Agreement. Upon termination of his employment with the Company for any reason, the Executive shall be deemed to have automatically resigned as an officer, manager, member, and director of the Company and its Subsidiaries and the Executive shall execute and deliver to the Company documentation evidencing such resignations (but the failure to execute and deliver such documentation shall not affect such deemed resignations). The resignations effected by this Section 5(f) shall not constitute a "Resignation for Good Reason" or a "Resignation" hereunder.

     SECTION 6.  NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

          The Executive will not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except, during the Employment Period, to the extent that such disclosure or use is directly related to and reasonably consistent with the Executive's performance of duties assigned to the Executive by the Company, and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency.

     SECTION 7.  INVENTIONS AND PATENTS.

          The Executive agrees that all Work Product belongs to the Company. The Executive will perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

     SECTION 8.  NON-COMPETE, NON-SOLICITATION, NON-DISPARAGEMENT.

          The Executive acknowledges and agrees that during the course of such Executive's association with the Company or any of its Subsidiaries, the Executive has had the opportunity to develop relationships with existing employees, customers and other business associates of the Company and its Subsidiaries which relationships constitute goodwill of the Company and its Subsidiaries, and the Company and its Subsidiaries would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, from and after the Agreement Date, the Executive covenants and agrees to comply with the terms and provisions set forth in this
Section 8.

          (a) The Executive acknowledges that the Company and its Subsidiaries currently conduct the Business throughout the world (the "TERRITORY"). Accordingly, during the period (the "NON-COMPETE PERIOD") commencing on the Agreement Date and ending on the first anniversary of the Termination Date, the Executive shall not, without the consent of the Company, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest (other than (i) an ownership interest of less than 1% of the outstanding common equity securities in any publicly traded company and (ii) an investment by the Executive in the restaurant business operated by the Executive's brother) in, any business which competes with the Business, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other Person. To the extent that the covenant provided for in this Section 8(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of this Section 8(a), and to add or delete specific words or phrases. This Section 8(a) as modified shall then be enforced.

          (b) The Executive covenants and agrees that during the Non-Compete Period, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company or any of its Subsidiaries, (ii) solicit any customer of the Company or any of its Subsidiaries to purchase products or services of or on behalf of the Executive or such other Person that are competitive with the products or services provided by the Company or any of its Subsidiaries or (iii) take any action (not otherwise described in Section 8(b)(i) and (ii)) intended to cause injury to the relationships between the Company or any of its Subsidiaries or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its Subsidiaries as such relationship relates to the Company's or any of its Subsidiaries' conduct of the Business. Notwithstanding the foregoing, the restrictions set forth in Section 8(b)(i) shall expire on the first anniversary of a Liquidation Event.

          (c) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits under this Agreement and the Pliant 2004 Restricted Stock Incentive Plan to clearly justify such restrictions which, in any event, he does not believe would prevent him from otherwise earning a living.

     SECTION 9.  DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT.

          The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request, all property belonging to the Company or its Subsidiaries, including memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or Work Product which he may then possess or have under his control regardless of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

     SECTION 10. INSURANCE.

          The Company may, for its own benefit, maintain "keyman" life and disability insurance policies covering the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining such policies.

     SECTION 11. ENFORCEMENT.

          Because the Executive's services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of Sections 5(f), 6, 7, 8 or 9 of this Agreement. Therefore, in the event of a breach or threatened breach of Sections 5(f), 6, 7, 8 or 9 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such Sections. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Sections 5(f), 6, 7, 8 or 9, the Company shall have the right to set-off any payments then or thereafter due from the Company to the Executive pursuant to Section 5(a)(ii), Section 5(a)(iii), 5(b)(iv) and the Pliant 2004 Restricted Stock Incentive Plan against any damages and costs or expenses incurred by the Company or its Subsidiaries by such violation, in each case without limiting or affecting the Executive's obligations under such Sections 5(f), 6, 7, 8 and 9 or the Company's other rights and remedies available at law or equity.

     SECTION 12. REPRESENTATIONS.

          (a) Each party hereby represents and warrants to the other party that the execution, delivery and performance of this Agreement by such party does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which such party is a party or any judgment, order or decree to which such party is subject.

          (b) The Executive represents and warrants to the Company that the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any Person other than the Company.

          (c) The Company represents that the execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by the Board.

     SECTION 13. EXPENSE REIMBURSEMENT AND DEFAULT INTEREST.

          (a) The Company will reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and execution of this Agreement.

          (b) If the Company fails to pay any amount due to the Executive under this Agreement within thirty (30) days after such amount became due and owing hereunder, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate (based on a 365 day year) equal to the prime lending rate publicly announced from time to time by Credit Suisse First Boston in effect at its principal office in New York City during the period of such nonpayment plus two percent.

     SECTION 14. NO MITIGATION

          The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction to the extent of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer or self employment.

     SECTION 15. INDEMNIFICATION.

          (a) During the Employment Period, the Company shall maintain directors and officers liability insurance covering the Executive through the second anniversary of the Termination Date. Such insurance shall provide coverage in amounts and on terms and conditions customary for a private corporation in the Business. The Executive confirms that the current directors and officers liability insurance policy satisfies the foregoing requirements.

          (b)    During the Employment Period, the Company shall not amend
Article VI of its Third Amended and Restated Articles of Incorporation or
Article V of it Second Amended
matter of a Termination for Cause in order to offer or present his perspective on any of the matters which are the subject of a Termination for Cause. In the event of a dispute between the Executive and the Company regarding whether "Cause" exists, any determination by the Board shall be subject to de novo review by any forum deciding the disputed issue; PROVIDED, HOWEVER, that such de novo review shall not otherwise change or shift the burden of proof in connection with any dispute resolution proceeding.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

          "CODE" means the Internal Revenue Code of 1986 and the regulations thereunder, as amended and in effect from time to time.

          "COMMON STOCK" means the common stock of the Company, no par value per share.

          "CONFIDENTIAL INFORMATION" means information that is not known to the public, that is used, developed or obtained by the Company or any of its Subsidiaries in connection with the Business, and that the Executive learns in the course of performing services for the Company or any of its Subsidiaries, including, but not limited to, (a) information, observations, procedures and data obtained by the Executive while employed by the Company (including those obtained prior to the Agreement Date) concerning the business or affairs of the Company or any of its Subsidiaries, (b) products or services of the Company or any of its Subsidiaries, (c) costs and pricing structures of the Company or any of its Subsidiaries, (d) analyses of the Company or any of its Subsidiaries, (e) drawings, photographs and reports of the Company or any of its Subsidiaries, (f) computer software, including operating systems, applications and program listings of the Company or any of its Subsidiaries, (g) flow charts, manuals and documentation of the Company or any of its Subsidiaries, (h) data bases of the Company or any of its Subsidiaries, (i) accounting and business methods of the Company or any of its Subsidiaries, (j) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice of the Company or any of its Subsidiaries, (k) customers and customer lists of the Company or any of its Subsidiaries, (l) other copyrightable works of the Company or any of its Subsidiaries, (m) all production methods, processes, technology and trade secrets of the Company or any of its Subsidiaries, and (n) all similar and related information of the Company or any of its Subsidiaries in whatever form. Confidential Information will not include any information that is now or later becomes part of the public domain, without breach of this Agreement by the Executive.

          "DISABILITY" means any medically determinable physical or mental impairment that has lasted, or is reasonably expected to last, for a period of at least six (6) months, can reasonably be expected to be permanent or of indefinite duration, and renders the Executive unable to perform his duties hereunder, as certified by a physician jointly selected by the Company and the Executive or the Executive's legal representative.

          "JPMP" means J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership.

          "LIQUIDATION EVENT" means the consummation of (a) the transfer (in one or a series of related transactions) of all or substantially all of the Company's consolidated assets to a Person or a group of Persons acting in concert (other than to a Subsidiary of the Company, JPMP or any of their respective affiliates); (b) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding Common Stock to one Person or a group of Persons acting in concert (other than to JPMP or any of its affiliates); or (c) the merger or consolidation of the Company with or into another Person (other than to JPMP or any of its affiliates), in the case of clauses (b) and (c) above, under circumstances in which the holders of a majority of the voting power of the outstanding Common Stock immediately prior to such transaction own less than a majority in voting power of the outstanding Common Stock or other voting securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

          "NOTICE OF TERMINATION" means a written notice delivered by the Company to the Executive which sets forth (a) the specific termination provisions in this Agreement relied upon by the Company to effect a termination of the Executive's employment hereunder, (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such termination provision, as applicable, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

          "PERSON" shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

          "RESIGNATION FOR GOOD REASON" occurs if the Executive terminates his employment with the Company and the Subsidiaries in accordance with Section 4(c) because, without Executive's express written consent, any of the events described below occurs during the Employment Period and, with respect to the events described in clauses (a) through (d) below, the Company fails to cure or remedy the same within thirty days (the "CURE PERIOD") after receiving written notice thereof from the Executive, which the Executive shall deliver within ninety (90) days following the occurrence of any of such events; it being agreed that the failure by the Executive to provide such notice during such 90 day period shall preclude the Executive from invoking any such events as the basis for a Resignation for Good Reason:

          (a) the assignment to the Executive of any material duty materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a);

          (b) the material breach by the Company of any material provision of this Agreement (it being agreed that the failure to elect or re-elect the Executive to the Board in accordance with Section 5(f) during the Employment Period and the failure to appoint or re-appoint the Executive as the President and Chief Executive Officer of the Company in accordance with Section 3(a) during the Employment Period shall constitute a material breach by the Company of a material provision of this Agreement);

          (f) PAYMENTS TO BENEFICIARY. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in accordance with the terms of this Agreement to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive's estate.

          (g) SURVIVAL OF THE EXECUTIVE'S RIGHTS. All of the Company's and Executive's rights hereunder shall survive any termination of the relationship of the Executive with the Company, other than those which expressly terminate, or are contemplated to terminate hereunder, upon a termination of employment.

          (h) AMENDMENT AND WAIVER. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

          (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          (j) SELECTION OF JURISDICTION. WITH RESPECT TO ANY LAWSUIT OR PROCEEDING ARISING OUT OF OR BROUGHT WITH RESPECT TO THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS; (b) WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT; (c) WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (d) FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

          (k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

          (l) MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that one party drafted the provision or caused it to be drafted.

          (m) DESCRIPTIVE HEADINGS; NOUNS AND PRONOUNS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

                                     *******

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.


                                PLIANT CORPORATION


                                By:   /s/ Lori G. Roberts
                                   -------------------------------------
                                   Name:  Lori G. Roberts
                                   Title: Senior Vice President Human Resources


                                EXECUTIVE


                                   /s/ Harold Bevis
                                -------------------------------------
                                Harold Bevis

                                                                      SCHEDULE I

                               BONUS COMPENSATION

     The Executive's annual target bonus (the "TARGET BONUS") shall be 100% of Base Salary in effect as of the last day of the Employment Period in the fiscal year to which the annual Target Bonus relates, and shall be declared by the Board based upon the achievement of (a) "EBITDA" and cash flow hurdles to be set forth in the Company's Management Compensation Program ("PERFORMANCE OBJECTIVES") and (b) no more than four annual qualitative individual business objectives ("QUALITATIVE OBJECTIVES"). The Performance Objectives and the Qualitative Objectives shall be mutually established or revised by the Board and the Executive in good faith each year; provided, however, that at no time shall the annual Target Bonus payable upon (i) achievement of 100% of the Performance Objectives equal less than 80% of the Base Salary and (ii) achievement of the Qualitative Objectives equal less than 20% of the Base Salary. At no time shall the annual Target Bonus payable with respect to the Performance Objectives and the Qualitative Objectives equal less than 100% of the Base Salary, in the aggregate.

     PERFORMANCE OBJECTIVES.

     For 2004, the Executive's guaranteed minimum annual Target Bonus payable with respect to Performance Objectives shall be equal to 80% of the Base Salary. For subsequent years, 35% ("THRESHOLD BONUS PERCENTAGE") of the Base Salary shall be paid for threshold achievement of 85% ("THRESHOLD ACHIEVEMENT PERCENTAGE") of the Performance Objectives for such year; 80% of Base Salary shall be paid for 100% ("TARGET ACHIEVEMENT PERCENTAGE") of the Performance Objectives for such year; and the amount of the annual Target Bonus for performance between the Threshold Achievement Percentage and Target Achievement Percentage of the Performance Objectives shall be subject to linear interpolation. For 2004 and subsequent years, 180% ("MAXIMUM BONUS PERCENTAGE") of Base Salary shall be paid for achievement of 115% ("MAXIMUM ACHIEVEMENT PERCENTAGE") of the Performance Objectives; and the amount of the annual Target Bonus for performance between the Target Achievement Percentage and Maximum Achievement Percentage of the Performance Objectives shall be subject to linear interpolation.

     Notwithstanding the foregoing, for any year after 2004, the Board and the Executive may by mutual consent modify the Threshold Bonus Percentage, the Threshold Achievement Percentage, the Maximum Bonus Percentage and/or the Maximum Achievement Percentage.

     QUALITATIVE OBJECTIVES.

     For 2004, the guaranteed minimum annual Target Bonus payable with respect to the Qualitative Objectives shall be equal to 20% of the Base Salary. At the beginning of each subsequent year, the Board and the Executive shall mutually agree on the Qualitative Objectives for such year and the appropriate percentage of Base Salary to be paid upon attainment of each such Qualitative Objective.

                                    EXHIBIT A

                      2004 RESTRICTED STOCK INCENTIVE PLAN

                                      Ex. A